SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2013

SARATOGA RESOURCES, INC.
(Exact name of registrant as specified in Charter)

Texas	0-27563	76-0314489
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

3 Riverway, Suite 1810 Houston, Texas 77056
(Address of Principal Executive Offices)(Zip Code)

713-458-1560
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition

Item 7.01 – Regulation FD Disclosure.

Saratoga Resources, Inc. (the “Company”) provided certain updated reserve and production information in connection with the private offering (the “Offering”) of First Lien Notes reported on Form 8-K dated November 22, 2013 (filed November 25, 2013).

Additionally, on December 16, 2013, the Company issued a press release regarding reserves associated with the Company’s new Gulf of Mexico leases (“GOM Leases”).  A copy of the press release is attached as Exhibit 99.1.

Reserve Estimate

The following table summarizes updated reserve information provided in connection with the Offering and reflects the Company’s internal unaudited update, as of October 1, 2013, of reserves associated with the Company’s state and parish leases (excluding GOM Leases):

	October 1, 2013 Estimated Proved Reserves(1) (State and Parish Leases Only)
Reserve category	Oil (MBbls)	Natural Gas (MMcf)	Total(2)(3) (MBoe)
Proved
Developed
Producing	1,704	2,806	2,172
Shut-in	48	46	56
Behind Pipe	1,034	4,312	1,753
Total Proved Developed	2,786	7,164	3,980
Undeveloped	5,360	30,298	10,410
Total Proved	8,146	37,462	14,390
PV-10(1) (in thousands)			$343,792

(1)

In accordance with applicable financial accounting and reporting standards of the SEC, the estimates of our proved reserves and the PV-10 set forth herein reflect estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs under existing economic conditions at October 1, 2013. For purposes of determining prices, we used the unweighted arithmetical average of the prices on the first day of each month within the 12-month period ended September 1, 2013 which were $91.69 per Bbl and $3.61 per MMBtu. The prices utilized for purposes of estimating our proved reserves were approximately $105.17 per Bbl and $4.45 per Mcf, after adjustment by property for energy content, quality, transportation fees and regional price differentials. The prices should not be interpreted as a prediction of future prices. The amounts shown do not give effect to non-property related expenses, such as corporate general administrative expenses and debt service, future income taxes or to depreciation, depletion and amortization.

(2)

Natural gas is converted on the basis of six Mcf of gas per one barrel of oil equivalent.

(3)

See “Proved Undeveloped Reserves” below for a discussion of reserves recategorized out of the proved undeveloped category to the probable category.

Production

Exhibit 99.2 attached hereto summarizes updated production information through November 12, 2013 provided in connection with the Offering.

Proved Undeveloped Reserves

Reflected in the October 1, 2013 internal reserve estimates above are proved undeveloped reserves totaling 5.4 MMBbls of oil and 30.3 Bcf of natural gas, for a total of 10.4 MMBoe, compared to 5.6 MMBbls of oil and 43.8 Bcf of natural gas, for a total of 12.9 MMBoe as of December 31, 2012.  The change in proved undeveloped reserves from December 31, 2012 to October 1, 2013 was predominantly attributable to an anticipated downward revision to reserve bookings (2.4 MMBoe) at year-end 2013 associated with the SEC “five year” rule under which proved undeveloped reserves are generally to be removed from presentation as proved reserves if not developed within five years of initially being booked in such category.  The reserves were re-classified to probable undeveloped and relate primarily to natural gas projects that were deemed to be not as economically attractive relative to other more oil-prone projects that were pursued.  The opportunities are held-by-production and will remain in inventory and evaluated for execution against other projects in our portfolio in the future.

All of our proved undeveloped reserves at October 1, 2013 were associated with our Louisiana properties.

Pro Forma Proved Reserve Estimate – State, Parish and Federal Leases

Taking into account reserves associated with the Company’s GOM Leases which were recently disclosed in a Form 8-K filed December 13, 2013, pro forma proved reserves as of October 1, 2013 were as follows:

	Pro Forma Estimated Proved Reserves(1)(2)
Reserve category	Oil (MBbls)	Natural Gas (MMcf)	Total (MBoe)
Proved
Developed
State and Parish Leases	2,786	7,164	3,980
Federal Leases	--	--	--
Undeveloped
State and Parish Leases	5,360	30,298	10,410
Federal Leases	1,268	8,835	2,741
Total Proved	9,414	46,297	17,131

(1)

Pro forma reserves reflect unaudited internal reserve estimates for state and parish leases as of October 1, 2013 combined with third party audited reserves for federal leases as of December 31, 2013.

(2)

Pro forma proved reserves reflects reclassification of 2.4 MBoe of reserves associated with undeveloped state and parish leases from the proved category to the probable category as a result of the anticipated application of the SEC 5 year rule.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.:	Description:

99.1*	Press release, dated December 16, 2013
99.2*	Information provided in connection with First Lien Note Offering

* Furnished pursuant to Regulation FD

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA RESOURCES, INC.

Dated: December 16, 2013	By:	/s/ Andrew C. Clifford
Andrew C. Clifford
President

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